EXHIBIT 21.1

Subsidiaries of Travelzoo Inc.

Travelzoo USA, Inc., a California corporation*

Travelzoo.com Canada, Inc., a corporation formed under the Business Corporations Act of Canada

*Formerly Silicon Channels Corporation